Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210
CONTACT:	Joe Dorame, Joe Diaz & Robert Blum
Lytham Partners, LLC
602-889-9700

InfuSystem Enters Lymphedema Therapy Market

Providing pneumatic compression devices for last-mile patient care

Rochester Hills, Michigan, June 29, 2021—InfuSystem Holdings, Inc. (NYSE American: INFU) (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, announced today that it has entered into a joint agreement with Bio Compression Systems, Inc. whereby InfuSystem will add Lymphedema Therapy to its Integrated Therapy Service (“ITS”) platform. As part of the new relationship with Bio Compression Systems, Inc., InfuSystem’s turnkey solutions will include providing pneumatic compression devices with calibrated and non-calibrated gradient pressure, garments and certified technicians for proper fitting of the compression system. Additionally, InfuSystem was recently designated as a Community Health Accreditation Partner (“CHAP”) to provide pneumatic compression devices for the Lymphedema therapy market.

Richard DiIorio, Chief Executive Officer of InfuSystem, said, “We are excited to announce our fourth therapy with the addition of Lymphedema to our ITS platform, joining our existing therapies - Oncology, Pain Management and Wound Care.  With our recent CHAP accreditation, we expect to begin onboarding new customers and treating patients in the next 60-days, with a significant revenue contribution from our new Lymphedema therapy in 2022 to 2023. Under the agreement our team will be providing pneumatic compression devices and associated garments to facilitate outpatient care, initially targeting our acute care and oncology customers and thereby addressing what we estimate to be 20% of the larger multi-billion dollar Lymphedema market. We look forward to providing our industry leading patient care and customer service to this new vertical market as we continue to expand our portfolio of home healthcare services, which improve the quality of patient care.”

About Lymphedema

Lymphedema is the collection of fluids in a part of the body that can cause swelling pressure and pain. Lymphedema refers to swelling that generally occurs in ones arms or legs - sometimes both arms or both legs will swell. Lymphedema is a progressive condition that occurs when the lymphatic transport system falls below the capacity needed to handle the fluids that normally leak from the blood vessels into the lymph system. While there is presently no cure for Lymphedema, it can be managed with early diagnosis and diligent care of affected limbs. To help alleviate swelling and reduce discomfort, physicians and therapists develop care plans for complete decongestive Lymphedema therapy that includes compression therapy.

About Bio Compression Systems, Inc.

Bio Compression Systems is one of the leading manufacturers of pneumatic sequential therapy equipment. The Company has developed a wide range of garments for edema reduction, increased circulation, and enhanced wound healing.  Bio Compression Systems has been the leading manufacturer of pneumatic compression devices for more than 30 years. Compression therapy is used for the treatment of Lymphedema, venous insufficiency, non-healing wounds, DVT prophylaxis, post-op edema and sports injuries. Use of pneumatic compression will not only manage symptoms, it will improve quality of life.

Based in Moonachie, NJ, Bio Compression Systems’ manufacturing facility is focused on quality products that are second to none. All of its venous and arterial pumps come with a 3-year warranty, the longest guarantee in the industry. All of the Company’s products are FDA cleared and CE marked, and CE approved. Bio Compression Systems’ facility is ISO 13485 certified to assure that all quality expectations are met.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The lead platform is Integrated Therapy Services (“ITS”), providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The ITS segment is comprised of Oncology, Pain Management, and Wound Therapy businesses. The second platform, Durable Medical Equipment Services (“DME Services”), supports the ITS platform and leverages strong service orientation to win incremental business from its direct payer clients. The DME Services segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair.  Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.

Forward-Looking Statements

Certain statements contained in this press release or made in the virtual conference are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, business plans, objectives and prospects, future operating or financial performance and guidance. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the uncertain impact of the COVID-19 pandemic or our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

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